Exhibit 10.4

Penny Auction Solutions, Inc.
7964 Arjons Dr. Ste. H-206
San Diego, CA 92126

NON-CIRCUMVENTION I NON-DISCLOSURE &
CONSULTING AGREEMENT - Evan Karsch

Contractual Parties Provision

THIS AND NON-CIRCUMVENTION I NON-DISCLOSURE CONSULTING AGREEMENT ("Agreement") is made effective this 16th day of January, 2012 by and between the following parties:

Evan Karsch of Nailbidder.com - Collectively Referred to as the "Consultant."

Consultant's Business Address:

Evan Karsch

250 West Nyack Road

Suite 208

West Nyack, NY 10994

Penny Auction Solutions, Inc - Collectively Referred to as the "Agency" and "Agency Company" or "PAS".

For purposes of this Agreement, all provisions that pertain to the "Consultant", including but not limited to, those regarding confidentiality, non-usurpation, non-circumvention, shall also apply to the Agency.

WITNESSETH

WHEREAS, the Parties (including their associates, agents, affiliates and/or representatives collectively or individually referred to as "Affiliates" herein) contemplate entering into or participating in one or more transactions ("Transaction" or "Transactions") concurrently herewith and/or hereafter during the term of this Agreement, and

WHEREAS, the Parties mutually recognize that in the course of consummating Transactions, each may leam from the other (including from their Affiliates) the identity, address, and/or telephone/facsimile numbers of clients, brokers, Consultants, sellers, financiers, intellectual property (hereinafter referred to as "Confidential Sources") and/or information relating to bank accounts, transaction codes, participating bank and or entities (hereinafter referred to as "Confidential Information") which the other Party possesses and may have acquired at substantial cost or effort, and

WHEREAS, the Parties desire to work with, and not circumvent, improperly disclose and keep confidential one another respecting each other's Confidential Sources and Confidential Information,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

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Penny Auction Solutions, Inc.
7964 Arjons Dr. Ste. H-206
San Diego, CA 92126

Article I

Agreement

l.	Agreement. The Consultant and Agency agree to work together to transact business as related to the ongoing business activities of PAS and any other owned or operated affiliate business associated with PAS and its owners as directed. Consultant shall provide Agency with activities relating to but not limited to: Supporting the CEO, PAS Board, and other PAS employees with general and specific knowledge regarding the Penny Auction business model; Supporting the website on behalf of PAS in conjunction with a business transition plan, employee training, and ongoing website and technical support as requested; Attending (travel costs home by Agency) and participating in requested company events and meetings; Creating brand awareness of company website(s) though appropriate marketing channels and offering advice on sales and marketing projects; Working with other PAS company technical and professional personnel as requested to share knowledge and experience in the management of the penny auction or related business models; Assisting PAS personnel as needed with the management and support of the consumer databases associated with our website(s).

Article II

Non-Circumvention / Confidentiality / Non-Disclosure

2.	Non-Circumvention. Neither Party (including Affiliates of such Party) will attempt, directly or indirectly, to contact the other Parties' Confidential Sources, transaction banks on matters of and to the Transaction, or contact or negotiate with a Confidential Source or make use of any Confidential Information of the other Party, except through such other Party or with the express written consent of such other Party as to each such contact or if same is an agreed upon contact to facilitate the Consultant and Agency's mutual business endeavor. The Parties or their Affiliates shall not contact, deal with, or otherwise become involved in any competing Transaction with any corporation, partnership, individual, any banks, trust or lending institutions which have been introduced by the other Party without the permission of the introducing Party. Any violation of this covenant shall be deemed an attempt to circumvent such other Party, and the Party so violating this covenant shall be liable for reasonable damages in favor of the circumvented Party.

3.	Confidentiality. Any information ("Evaluation Materials") with respect to any Transaction provided to the Parties and/or its representatives ("Accepting Parties") will be used solely for the purpose of evaluating the Transaction by the Parties. The Evaluation Materials will not be used or duplicated for any other purpose. Accepting Parties shall keep all Evaluation Materials strictly confidential; provided, however, that such Evaluation Materials may be delivered to such persons or entities who because of their involvement with the Transaction need to know such information for the purpose of giving advice with respect to, or consummating, the Transaction (all of whom are collectively referred to as "Related Parties"); provided further, that any such Related Parties shall be informed by Accepting Parties of the confidential nature of such information and shall be directed by Accepting Patties (and Accepting Parties shall cause such Related Parties) to keep all such information in the strictest confidence and to use such information only in connection with the Transaction and in accordance with the terms of this Agreement.

4.	No Disclosure. Accepting Parties shall not (i) knowingly disclose to non-affiliated third parties the fact that discussions or negotiations are taking place concerning the Transaction by the Parties or any of the terms thereof, or (ii) conduct any discussions, negotiations or make any inquiries concerning the Transaction with any other person or entity except for Consultant Parties, except as may be expressly permitted elsewhere in this Agreement.

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Penny Auction Solutions, Inc.
7964 Arjons Dr. Ste. H-206
San Diego, CA 92126

5.	Mutual Indemnity; Enforcement. Both parties agrees to indemnity and hold harmless each other from any actual damage, loss, cost or liability (including, without limitation, actual damages, consequential damages, reasonable legal fees and the costs of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by the Parties and the Accepting Parties of any company material. The Parties also acknowledge that monetary damages would be both incalculable and an insufficient remedy for any substantive breach of this Agreement and that any such breach would cause both parties irreparable harm.

Article III

Compensation

6.	Consulting Compensation. PAS agrees to pay a set consulting fee to Evan Karsch on a monthly basis beginning no more than 30 days from when PAS has deposited the first payment from Kodiak Capital. Payment is due to Consultant each month thereafter for exactly 12 monthly payments in total. The total agreed upon fee is $100,000 for the 12 month period and will be paid in 12 equal monthly instalments. Consultant will be responsible for any and all taxes or other required tax expenses associated with the payments. Payment may be made through an appropriate direct deposit or business check. PAS also agrees to pay to Consultant any pre-approved expenses (by PAS) incurred as part of normal operations of the Consultant. Expenses should be submitted with ample documentation on the reason for the expense and expense reports can be submitted at any time and PAS agrees to pay them upon receipt. Consultant includes any person or entity, other than Agency Company, related to Consultant or companies or who in any manner acts on the Consultant's behalf to acquire property in this transaction with the Agency Company.

Fee Structure Contingency

Consultant fees are contingent upon PAS receiving funding from Kodiak Capital as it relates to the Equity Line of Credit identified in the PAS corporate agreement dated September 2010. Upon PAS receiving its first Put on it's LOC from Kodiak, PAS will make all accrued and current payments due to Consultant by the first of the month following the month PAS receives and deposits the first funds from Kodiak Capital provided there is sufficient funds available to meet all critical corporate payments. At that time, the monthly fees will then be paid as noted above in the first paragraph of item #6. If sufficient funds are not available with the first drawdown from the Kodiak line of credit, then payments to Evan Karsch will be paid as the funds become available through subsequent drawdowns from the Kodiak line of credit.

7.	Special Compensation Structure for Nailbidder.com Support. PAS has agreed with Evan Karsch that Evan Karsch will to continue to support the website and company (Nailbidder.com) both financially as well as operationally starting from the date of the signing of the PAS Asset Purchase Agreement (12/28/11) for the purchase of Nailbidder.com and extends for up to 120 days thereafter. The support activities include but are not limited to items such as: continuing to operate the website site on a daily basis, manage the financial records of the business, providing customer support, continuing marketing efforts, reporting website results to PAS on a monthly basis, interfacing with PAS management as needed on material business decisions, and participating in planning I strategy sessions with PAS management and operations.

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Penny Auction Solutions, Inc.
7964 Arjons Dr. Ste. H-206
San Diego, CA 92126

PAS recognizes from discussions with Evan Karsch and the review of the more recent financial records of Nailbidder.com operations that additional equity injections may be needed from time to time in order to keep the website operating at an "acceptable level of operations". As part of this agreement, Evan Karsch has agreed to provide any required equity injections in order to keep the website functioning. An "acceptable level of operations" can be defined as the approximate level of operations that has been maintained for the last six calendar months of 2011. PAS management and Evan Karsch will review and discusses each required injection for approval and then accrue any injections as a payable to Evan Karsch. The goal is simply to maintain a minimum amount of website operations simply to keep the brand I name viable and to satisfy the customer base ofNailbidder.com

Therefore, PAS agrees to pay $3,000 per month to Evan Karsch beginning from the effective date of this consulting agreement and the $3,000 will be accrued on a monthly basis until the condition identified in item #6 becomes effective. PAS will also accrue the agreed upon equity injections made by Evan Karsch that are required to support the nailbidder.com website and will be paid to Evan Karsch in conjunction with the monthly $3,000 payments. At the point where #6 begins, this item (#7) will become inactive and superseded by the compensation agreement identified in item #6. At the same point in time, any remaining accrual payments (via item #7) will be made to Evan Karsch with the first compensation payment beginning under the compensation plan identified in item #6. If sufficient funds are not available with the first drawdown from the Kodiak line of credit, then payments to Evan Karsch will be paid as the funds become available through subsequent drawdowns from the Kodiak line of credit.

Article IV

Miscellaneous

8.	Term & Termination. This Agreement shall be effect from the above-referenced date and forward into the future for a period of one calendar year with options to renew for both parties. This agreement can be cancelled by either party with a 30 day written notice for due cause and if canceled without substantive grounds for cause, then the full sum due Consultant shall be paid within thirty days after notice of cancellation.

9.	Entire Agreement. This Agreement represents the entire agreement between the Parties and supersedes all existing contracts and agreements previously executed between the Parties, and any representations, either written or oral, by one Party to another with respect to the subject matter hereof. This Agreement shall be modifiable only in writing, duty executed by all Parties.

10.	Binding. This Agreement shall be for the benefit of, and be binding upon, the signatories hereof, their agents, directors, officers, representatives, heirs, personal representatives, successors and assigns.

11.	Governing Law. This Agreement shall be construed and governed by the laws of a court of competent jurisdiction.

12.	Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions, to the extent enforceable, shall nevertheless be binding and enforceable.

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Penny Auction Solutions, Inc.
7964 Arjons Dr. Ste. H-206
San Diego, CA 92126

13.	Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party.

14.	Informed, Voluntary Execution of the Agreement. The undersigned signatories to this Agreement acknowledge and affirm that the fully understand their obligations with respect to this Agreement and the obligations undertaken hereto; that they have had adequate time and opportunity to consult with legal counsel of their choice prior to the execution of this Agreement; that they are fully informed; and that each has executed this Agreement freely and voluntarily, without reservation or exception.

15.	Authorization. The undersigned signatories to this Agreement acknowledge and affirm that they are duly authorized signatories and have full legal capacity to initiate and execute all legal obligations arising from this Agreement. The signatories whose endorsements appear herein hereby represent that they each are acting with full corporate authority, and with full knowledge and at the direction of the officers and/or Board of Directors of their respective companies, if any.

16.	Counterparts. The signatures of the parties duly authorized representatives shall be affixed as indicated below. The parties stipulate and agree that this Agreement may be signed in counterparts and executed by each Party as set forth above. When each counterpart, duly executed, and delivery thereof has been made to each Party respectively, this Agreement shall then be considered to be an original, binding agreement between the parties, whether received in hand, delivered by mail or courier, or transmitted via electronic facsimile transmission. The parties further stipulate and agree that duly executed electronic facsimile transmission copies shall be acceptable and shall be considered to be as valid, legal and binding upon the parties as the originals thereof.

IN WITNESS WHEREOF, the parties irrevocably agree to all of the terms and conditions of the Agreement and in formal acknowledgement thereof have set their hands and seals, as signified by their respective signatures which appear below.

SIGNATURE SECTION

Consultant

Sign: /s/ Evan Karsch	Date 1/25/12
Name: Even Karsch
By: Evan Karsch - Its Authorized Signatory
(Printed Consultant's Name)

Agency (PAS)

Sign: /s/ Michael C. Holt	Date 1/30/12
Company Name: Penny Auction Solutions, Inc.
By: Michael C. Holt - Its Authorized Signatory

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